EXHIBIT 99.1

Revelation Biosciences Inc. Announces 1-for-35 Reverse Stock Split effective February 1, 2023 and

Results of Special Meeting of Stockholders

San Diego, CA – January 31, 2023 – Revelation Biosciences Inc. (NASDAQ: REVB) (the “Company” or “Revelation”), announced today that, on February 1, 2023, the Company will implement a 1-for-35 reverse split of its common stock following approval at its Special Meeting of Stockholders held on January 30, 2023. The reverse stock split will be effective as of the morning of February 1, 2023, and the Company’s common stock will trade on a post-split basis at the beginning of trading on the same date under the existing trading symbol “REVB.” The CUSIP number for the common stock following the reverse stock split will be 76135L 309. At the meeting, the stockholders also approved an increase in the authorized common stock to 500,000,000 shares and ratified the appointment of Baker Tilly US, LLP as independent public accountants to the Company.

The reverse stock split is intended to increase the market price per share of the Company’s common stock to regain compliance with the minimum bid continued listing requirement of The Nasdaq Capital Market. The Company intends to continue to pursue additional actions to satisfy the exchange’s minimum stockholders’ equity requirement. The reverse stock split will reduce the number of shares of the Company’s common stock currently outstanding to approximately 672,460 shares. Proportionate adjustments will be made to the conversion and exercise prices of the company’s warrants, restricted stock unit awards, stock options and to the number of shares issued and issuable under the Company’s equity incentive plans.

Information for Stockholders

Upon the effectiveness of the reverse stock split, each thirty-five shares of the Company’s issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock. The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s relative interest in the Company’s equity, except to the extent that the reverse stock split would have resulted in a stockholder owning a fractional share. Holders of common stock otherwise entitled to a fractional share as a result of the reverse stock split will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share. The reverse stock split will not change the par value of the common stock or modify the rights or preferences of the common stock. The Company’s transfer agent, Continental Stock Transfer & Trust Co., will maintain the book-entry records for the Company’s common stock. Registered stockholders holding pre-split shares of the Company’s common stock electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker’s particular processes, and will not be required to take any action in connect with the reverse stock split. Continental Stock Transfer & Trust Co. can be reached at (212) 509-4000 or (800)-509-5586.

About Revelation Biosciences Inc.

Revelation Biosciences, Inc. is a life sciences company focused on the development of immunologic-based therapies for the prevention and treatment of disease. Revelation has multiple product candidates in development that are based on the well-established biology of phosphorylated hexaacyl disaccharide (PHAD) and its effect on the innate immune system. REVTx‑100 is being developed as a prevention and treatment of infection. REVTx‑200 is being developed as an intranasal immunomodulator adjunct to be used in combination with an intramuscular vaccination for more complete immunity. REVTx‑300 is being developed as a potential therapy for the treatment of acute and chronic organ disease including CKD, AKI, myocarditis, and NASH. REVTx‑99b is being developed as a treatment for food allergies. REVDx‑501 is being developed as a rapid diagnostic that can be used to detect IP-10 as a surrogate biomarker for any type of respiratory infection, eliminating the need for specialized instrumentation.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These forward-looking statements are generally identified by the words "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions. We caution investors that forward-looking statements are based on management’s expectations and are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. Revelation cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date they were made. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability of Revelation to meet its financial and strategic goals, due to, among other things, competition; the ability of Revelation to grow and manage growth profitability and retain its key employees; the possibility that the Revelation may be adversely affected by other economic, business, and/or competitive factors; risks relating to the successful development of Revelation’s product candidates; the clinical utility of an increase in intranasal cytokine levels as a biomarker of viral infections; the ability to successfully complete planned clinical studies of its product candidates; the risk that we may not fully enroll our clinical studies or enrollment will take longer than expected; risks relating to the occurrence of adverse safety events and/or unexpected concerns that may arise from data or analysis from our clinical studies; changes in applicable laws or regulations; expected initiation of the clinical studies, the timing of clinical data; the outcome of the clinical data, including whether the results of such study is positive or whether it can be replicated; the outcome of data collected, including whether the results of such data and/or correlation can be replicated; the timing, costs, conduct and outcome of our other clinical studies; the anticipated treatment of future clinical data by the FDA, the EMA or other regulatory authorities, including whether such data will be sufficient for approval; the success of future development activities for its product candidates; potential indications for which product candidates may be developed; the potential impact that COVID‑19 may have on Revelation’s suppliers, vendors, regulatory agencies, employees and the global economy as a whole; the ability of Revelation to maintain the listing of its securities on NASDAQ; investor sentiment relating to SPAC related going public transactions; the expected duration over which Revelation’s balances will fund its operations; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Revelation.

Company Contacts

Sandra Vedrick

Vice President, Investor Relations & Human Resources

Revelation Biosciences Inc.

Email: svedrick@revbiosciences.com

and

Chester Zygmont, III

Chief Financial Officer

Revelation Biosciences Inc.

Email: czygmont@revbiosciences.com